UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934
Date of Report - November 30, 2006 (Date of earliest event reported)
INGERSOLL-RAND COMPANY LIMITED
(Exact name of registrant as specified in its charter)
Bermuda (State or other jurisdiction of incorporation)	1-985 (Commission File Number)	75-2993910 (I.R.S. Employer Identification No.)
Clarendon House 2 Church Street Hamilton HM 11, Bermuda (Address of principal executive offices, including zip code)
(441) 295-2838 (Registrant's phone number, including area code) N/A (Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory  Arrangements of Certain Officers.

On November 30, 2006, Ingersoll-Rand Company Limited (the “Company”) entered into change in control agreements (each, a “CIC Agreement” and together, the “CIC Agreements”) with the following executive officers: (i) the chief executive officer, the chief financial officer and the general counsel (collectively, the “Tier 1 Officers”) and (ii) all senior vice presidents of the Company not otherwise included in the Tier 1 Officers (the “Tier 2 Officers” and, together with the Tier 1 Officers, the “Officers”). The Compensation Committee of the Board of Directors of the Company decided to replace existing change in control agreements, which expired on December 1, 2006, with new agreements that decreased the value of the benefits and became effective December 1, 2006. As part of the reduction in benefits, the Compensation Committee separated the Officers into two tiers, each of which is to receive different levels of benefits. The CIC Agreements will continue from year to year unless terminated by giving at least 60 days prior written notice.

For purposes of this report, the term “Multiplier” shall mean: (i) with respect to the Tier 1 Officers, three (3) and (ii) with respect to the Tier 2 Officers, two and one-half (2½).

Under the terms of each CIC Agreement, (i) following a change in control event (as defined in the CIC Agreement), if (a) the Officer’s employment with the Company is terminated without Cause (as defined in the CIC Agreement) or (b) the Officer resigns for Good Reason (as defined in the CIC Agreement), and (ii) prior to the occurrence of a change in control event, but following an event that would reasonably be expected to, and does, result in a change in control event, if the Officer is terminated or there occurs a material change in job responsibilities, then the Officer will be entitled to receive certain severance payments, including:

(i)
an amount equal to the Officer’s bonus for the last completed fiscal year, prorated based on the number of months the Officer was employed during the fiscal year in which the Officer’s employment was terminated;

(ii)
a lump sum payment equal to the Multiplier times the sum of: (a) the Officer’s base annual salary in effect on the termination date or, if higher, the base annual salary in effect immediately prior to the reduction of the Officer’s base annual salary after the change in control and (b) the Officer’s target bonus for the year of termination or, if higher, the average of the annual bonus received by the Officer during the three full fiscal years immediately preceding the change in control;

(iii)
a lump sum payment equal to the present value of the sum of the pension benefits the Officer is entitled receive under the Ingersoll- Rand Company Supplemental Pension Plan, the Ingersoll-Rand Company Elected Officers Supplemental Program and, if applicable, the Ingersoll-Rand Company Executive Supplementary Retirement Agreement. In calculating the amount of pension benefits due under the Elected Officers Supplemental Program, the Company will credit the Officer with an additional three years of service (not to exceed 35 years of service) and an additional three years of age (not to exceed the age of 65); and

(iv)
a lump sum payment equal to the greater of (a) the Multiplier times the amount equal to (x) the number of shares represented by the unpaid awards under the performance share program, multiplied by (y) the price of the Company’s Class A common shares in the change in control event transaction or (b) the Multiplier times the average of the last three awards granted and paid under the performance share program immediately preceding the Officer’s termination.

The CIC Agreements provide that, upon a change in control event and termination of the Officer’s employment, the payments described above shall be in lieu of all other severance arrangements otherwise due to the Officer under any other agreement or arrangement between the Company and the Officer.

In addition to the severance payments described above, each Officer will be entitled to receive continued coverage under those welfare plans applicable to that Officer on the date of his or her termination at the levels in effect immediately prior to the change in control event, for a period of years equal to their respective Multiplier.

The Officer also will receive a tax equalization payment to reimburse the Officer for any excise taxes which may be incurred by the Officer as a result of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), under certain conditions.

In addition, the CIC Agreements contain restrictive covenants that require an Officer who is terminated after a change in control event to maintain the confidentiality of the Company’s confidential information for a period of three years following termination of the Officer’s employment and to refrain from competing with the Company for a period of one year following termination of the Officer’s employment.

The form CIC Agreements are filed as exhibits 99.1 and 99.2 to this Form 8-K and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)   Exhibits

Exhibit No.	Description

99.1	Form of Change in Control Agreement between the Company and the Tier 1 Officers.

99.2	Form of Change in Control Agreement between the Company and the Tier 2 Officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INGERSOLL-RAND COMPANY LIMITED
(Registrant)
/s/ Patricia Nachtigal
Date: December 4, 2006	Patricia Nachtigal
Senior Vice President and
General Counsel